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                                                                 Exhibit 10.46

                               GE POWER SYSTEMS
                                 1 RIVER ROAD
                          SCHENECTADY, NEW YORK 12345

                                 August 21, 2001

Plug Power Inc.
968 Albany-Shaker Road
Latham, New York  12110
Attn.:  Mr. Roger Saillant

     Re:     GE Fuel Cell Systems, L.L.C. (the "Company")

Dear Mr. Saillant:

     General Electric Company, a New York corporation ("GE"), acting through its GE Power Systems business ("GEPS"), owns all of the outstanding capital stock of GE Microgen, Inc. (f/k/a GE On-Site Power, Inc.), a Delaware corporation ("GEMG"). GEMG and Plug Power Inc. (f/k/a Plug Power, L.L.C.), a Delaware corporation ("PP"), are the members of GE Fuel Cell Systems, L.L.C., a Delaware limited liability company (the "Company"), with GEMG and PP holding 75% and 25%, respectively of the Company's Membership Interest. GEMG has agreed to shift to PP an additional 15% of the Membership Interest of the Company to PP, thereby reducing its Membership Interest to 60% and increasing PP's Membership Interest of the Company to 40%. Such transfer is to be effected pursuant to the terms and conditions set forth in that certain Amended and Restated Limited Liability Company Agreement (the "LLC Agreement") of even date herewith, between GEMG and PP. Unless otherwise specified, capitalized terms in this letter shall have the meanings ascribed to them in the LLC Agreement. In addition, in connection with and in consideration of the shift in Membership Interests described above, PP has agreed to issue to GE Power Systems Equities, Inc. ("GEPS Equities"), an affiliate of GEMG, an Option to Purchase Common Stock of PP, whereby GEPS Equities has the right to purchase from PP, at any time and from time to time during the next five years, up to 725,000 shares of PP common stock for a purchase price of $15.00 per share.

     Section 5.5(a) of the LLC Agreement obligates GEMG to arrange for loans to the Company, which are to be provided by GE. In consideration of the benefits to be derived by GEMG and, indirectly, by GE, from PP's participation in the Company and PP's entering into the LLC Agreement and the Ancillary Agreements, GE agrees to provide to the Company the loans contemplated by Section 5.5(a) of the LLC Agreement, subject to the terms and conditions set forth therein. Such loans shall be provided to the Company in accordance with the terms of the Promissory Note and Security Agreement executed February 3, 1999.

     GE recognizes that the transactions contemplated by the LLC Agreement and the Ancillary Agreements will establish the Company as PP's exclusive distributor of Products in the Territory. GE, therefore, agrees that, while the LLC Agreement is in effect and so long as the Company has not been dissolved, GEPS will be bound by the following restrictions:

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Plug Power Inc.
August __, 2001
Page 2
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          (a)       GEPS will not Sell (as that term is defined in the
     Distributor Agreement of even date herewith (the"Distributor Agreement")) PEM Fuel Cell-Powered Generator Sets, replacement parts, upgrades, accessories, and improvements, (in each case, except as designed for use in propulsion applications) in the Territory, directly or through any entity other than the Company, provided that the Products are competitive, as determined pursuant to Section 4.2(b) of the Distributor Agreement, with non-PP manufactured PEM Fuel Cell-Powered Generator Sets.

     However, paragraph (a) shall not

          (b) apply, with respect to GE, to any division or entity other than GEPS, and, within GEPS, such restrictions shall not apply to the fuel processing activities of GE Energy and Environmental Research Corp., a GEPS subsidiary; however, in the event that GE sells a non-PP manufactured PEM Fuel Cell-Powered Generator Set, except as designed for use in propulsion applications, PP may elect to name additional distributors in the Territory or terminate the LLC Agreement;

          (c) prohibit the acquisition (by merger or otherwise) of the securities or assets of a business where the gross revenues of such business attributable to activities that violate the non-compete provisions of paragraph (a) constitute less than 15% of the total gross revenues of such business and where the entry into activities that violate the non-compete provisions of paragraph (a) is not the principal purpose of such acquisition, if the competing portion of such business is first offered for sale to the Company for the cost to the acquiror and the Member proposing to acquire such business cooperates to enable the Company to acquire it (including, if it remains a Member and is requested by the other Member, the provision of necessary fundsin proportion to the then outstanding Membership Interests);

          (d) without limiting paragraph (b) above, restrict in any way General Electric Capital Services, Inc., and its subsidiaries, General Electric Investment Corporation, General Electric Investment Management Incorporated, or any other Affiliate of GE engaged primarily in the financial services business (including any account managed by any of them) from engaging in any activities, including, without limitation, holding an interest in any entity which, now or in the future, owns, operates or engages in a business that violates the non-compete provisions of paragraph (a), or foreclosing against or assuming operational control of such an entity or taking other enforcement actions; or

          (e) prevent compliance by GEPS with license agreements or other commitments entered into prior to the date hereof, or prevent GEPS from entering into future license agreements or other commitments not related to Products, Services or technology derived from PP or the Company.

     The laws of the State of New York shall govern the validity, interpretation, construction, performance, and enforcement of this letter agreement, provided that any provision of such laws (e.g., choice of law provisions) invalidating any provision hereof or modifying the intent of the

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Plug Power Inc.
August __, 2001
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parties as expressed herein shall not apply. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof, and may not be assigned or modified without the written consent of both parties. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. No party will be liable to the other for special, incidental, or consequential damages, including, but not limited to, personal injury, property damage, loss of profit or revenues, or business interruption.

     Please indicate your acceptance of the terms of this letter agreement by executing it in the space provided below, returning the executed original to the address above, and retaining the executed copy for your records. Thank you.

                                      Very truly yours,

                                      GENERAL ELECTRIC COMPANY

                                      By:_________________________________
                                      Name:_______________________________
                                      Title:______________________________

Agreed and accepted this ____ day
of August, 2001.

PLUG POWER INC.

By:_______________________________
     Roger Saillant
     President and CEO